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                     INFORMATION REQUIRED IN PROXY STATEMENT

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                       GREAT WESTERN FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                            H. F. AHMANSON & COMPANY
                   (Name of Person(s) Filing Proxy Statement)

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

                      [H. F. Ahmanson & Company LETTERHEAD]


                                 March 24, 1997


Board of Directors
Great Western Financial Corporation


Dear Directors:

      We understand that in the near future you will be considering the enhanced offer by H.F. Ahmanson to merge with Great Western Financial. Before you reach a final decision, we again urge you to instruct your management and advisors to discuss our proposal with us. Discussions with only one party must inevitably give you a one-sided view. With the greatest respect, we do not understand how you can be fully informed without any discussions with us.

      In any event, we hope that you will consider the following points in your deliberations. We are convinced that an Ahmanson-Great Western combination presents a unique and compelling opportunity, and will provide your stockholders with superior value.

      1.  Present Value.  Based on Friday's closing prices, the Ahmanson offer
          -------------
had a value of $2.14, or almost 5%, greater than the offer by Washington Mutual, Inc. ("WAMU"). Moreover, we are convinced, and do not believe that your advisors can disagree, that if you accept our offer, the Ahmanson stock price will appreciate significantly, further widening that spread.

      2.  Longer Term Value.  In your evaluation of the two offers, you may also
          -----------------
be attempting to take into account longer term value.

      We are therefore prepared to make the following proposal. Ahmanson and Great Western would jointly select (and pay for) an independent investment banker that has no relation to either company or to WAMU. That independent banker would evaluate the proposals of Ahmanson and WAMU, including the credibility of projections. If:

      (i) The independent investment banker concluded that the WAMU offer was superior, Ahmanson would withdraw its offer.

      (ii) The independent investment banker concluded that the Ahmanson offer was superior, Great Western would terminate the WAMU merger agreement and enter into a merger agreement with Ahmanson.

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Two


      (iii) The independent investment banker were unable to conclude that either offer was superior, the two offers would be put to a vote of the Great Western stockholders. All parties would abide by the decision of the stockholders.

      We can think of no other arrangement that could provide a more objective analysis of the two offers or would do more to ensure stockholder value.

      3.  Credibility of Financial Projections.  Numerous charges and counter-
          ------------------------------------
charges have been made, and we recognize that it is difficult to sort out the conflicting claims. But we urge you to consider one basic point. A number of independent analysts have questioned the credibility of WAMU's financial projections. The independent analyst community has not questioned Ahmanson's projections. Who then is more credible?

      Moreover, a very recent development lends further strong support to our belief that WAMU's projections are neither credible nor achievable. In connection with First Bank System's proposed acquisition of U.S. Bancorp, FBS, which has a considerably greater array of products and services than WAMU, has estimated revenue enhancements equal to only 20% of WAMU's projected revenue enhancements. In our view, WAMU's unrealistic revenue projections only highlight its unfamiliarity with the California marketplace.

      4.  Board and Management.  Only four of your 11 directors would join the
          --------------------
WAMU board, and, based on the WAMU S-4, there are no commitments with respect to any of your executives. As Ahmanson has consistently said, we have great respect for your board and senior executives, and we would anticipate requesting a number of your directors to serve on the board of the combined company and a number of your senior executives to serve with the combined company.

      5.  Greater Los Angeles Community.  A Great Western-Ahmanson merger would
          -----------------------------
mean that a major financial institution is headquartered in the Los Angeles community. It would also mean a financial institution that has been willing to make a very substantial commitment to the communities it serves, as well as one that appreciates and can respond to the diverse needs of those communities from years of experience in serving them. A WAMU acquisition of Great Western means the loss to Los Angeles of the headquarters of a major financial institution.

      6.  Employees.  We believe that, in evaluating the impact on employees,
          ---------
actions speak louder than words. Ahmanson has instituted a hiring restriction in order to minimize employee dismissals. WAMU has done nothing. A principal subject of our discussions with you would be the welfare of employees.

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Three


      7.  Factors Cited in the Preliminary Proxy Statement.  We have reviewed
          ------------------------------------------------
very carefully the factors cited in your preliminary proxy statement regarding your original decision to accept the WAMU offer. In several cases, the underlying facts have changed, and in almost all others there appear to have been fundamental misconceptions. We believe that a balanced presentation would persuade you that a fully informed consideration of these and other factors strongly supports the Ahmanson offer. We urge you to reconsider your earlier decision taking into account the following factors.

      (i)  The implied per share value of the two offers both now and in the
           -----------------------------------------------------------------
past.  The implied per share value of Ahmanson's enhanced offer is clearly
----
superior today to that of WAMU's offer. With respect to the past, we believe that the only relevant past is the 24 trading days since Ahmanson proposed its merger with Great Western. During that period, on over 80% of the trading days, the implied value of Ahmanson's enhanced offer has been superior to that of the WAMU offer.

      (ii)  The opinion of your financial advisors that the WAMU offer is fair.
            ------------------------------------------------------------------
Are your advisors prepared to opine that the enhanced Ahmanson offer is not fair? Are they prepared to opine that the enhanced Ahmanson offer is inferior to the WAMU offer? As indicated above, we are absolutely confident that no independent investment banker could reach either conclusion.
-----------

      In this connection, we note that your advisors, in their fairness opinions on the WAMU merger, accepted, without expressing an independent judgment or making an independent verification, WAMU's financial forecasts, including analyses of cost savings, operating efficiencies, revenue effects and financial synergies and projections. We believe that a proper analysis of the two offers requires an evaluation of those financial projections (which, again, are not covered by the fairness opinions).

      (iii)  Cost savings, revenue enhancements and pro forma earnings.  As you
             ---------------------------------------------------------
know, the Ahmanson projections for cost savings and revenue enhancements indicate significantly higher pro forma earnings for an Ahmanson-Great Western merger than would be the case for a WAMU-Great Western merger. In contrast, WAMU's projections indicate a totally different result. In attempting to select between these two disparate projections, we again ask you to consider one basic fact: The credibility of WAMU's projections have been questioned by numerous
                                                                     --------
independent analysts, while the credibility of Ahmanson's projections have not
----------- --------
been questioned.  Whose projections are then more credible?

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Four


      Once again we are prepared to submit the question of credibility of projections to an independent third party. Is WAMU? If WAMU is not willing, this demonstrates their own lack of confidence.

      Finally, our principal source of skepticism about WAMU's projections is a function of the simultaneous implementation of aggressive cost saves and
                ------------
aggressive revenue enhancements. Has WAMU ever before made both such projections in a single transaction? Has any other major financial institution?

      (iv)  Capital position; stock buy-back and credit quality.  We are
            ---------------------------------------------------
surprised by the attempt to disparage Ahmanson's capital position, stock buy-back program and credit quality. This attack is unfounded and invalid, as the following facts clearly demonstrate:
          -----

      *     If these factors were truly a negative for Ahmanson in relation to
                                  -----
WAMU, it would be reflected in a higher credit rating for WAMU. In fact, one of the two major credit rating agencies ranks Ahmanson one grade higher than WAMU, while the other ranks WAMU one grade higher.

      * The analyst community has not been critical of Ahmanson's capital position or stock buy-back program. Indeed, Ahmanson's strategy has been widely applauded by the analyst community as promoting stockholder value.

      * Ahmanson's thrift subsidiary, the only entity which has regulatory capital requirements, is well above "well capitalized" status.

      * Ahmanson will maintain its leverage through the safe, flexible course of stock buy-backs. In contrast, WAMU will increase its leverage through the unusual and far more risky strategy of aggressive loan expansion ($18 billion in 30 months), with attendant credit risk, interest rate risk or both.

      * We are convinced -- as are numerous other major banks -- that stock buy-backs presently represent the most effective use of excess capital in creating stockholder value.

      *     Great Western itself adopted a stock buy-back program.

      * WAMU's projected tangible equity ratio, the ratio utilized by the regulators, will not be materially different from Ahmanson's tangible equity ratio. We could welcome the opportunity to explain our calculations.

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Five


      * The key issue with respect to credit quality is management's ability to deal with credit problems in a downward economic cycle. Our management (and yours) have demonstrated this ability. WAMU's management has not been tested. Present asset quality numbers reflect only different past economic cycles in the
                                                     ----
markets in which the two companies operate.

      (v)  Because Great Western stockholders would own approximately 50% of a
           -------------------------------------------------------------------
combined WAMU-Great Western, they would have the opportunity to realize the
---------------------------------------------------------------------------
benefits of a strategic business combination with WAMU.  That opportunity would
------------------------------------------------------
be even greater in a merger with Ahmanson because the Great Western stockholders would own over 60% of the combined company.

      (vi)  Complementary strategies and cultures.  We are totally puzzled by
            -------------------------------------
the repeated statement that Great Western and WAMU have similar strategies and cultures while Ahmanson and Great Western do not. We are convinced that any independent observer would reach the directly opposite conclusion. Throughout
-----------
our respective histories, Ahmanson and Great Western have been regarded as virtually identical twins with the same business philosophy, products and approach, and the same roots in the Los Angeles area. In contrast, WAMU's roots are in Seattle, it has no history comparable to that of our two companies and it has undertaken an extraordinarily aggressive policy of expansion by acquisition, far different than the policies our two companies have followed.

      The following are only some of the key examples of the similarities between Ahmanson and Great Western and the differences from WAMU:

      *     Acquisition strategy.  Both Ahmanson and Great Western bid on the
            --------------------
Wells Fargo-First Interstate branch divestitures, and we understand that our two bids were close to one another. WAMU chose not to bid. Likewise, we both bid on Home Federal and Household. In contrast, neither Ahmanson nor Great Western bid on American Savings Bank ("ASB"), which WAMU acquired.

      *     Divestiture strategy.  We both sold our West Coast Florida
            --------------------
operations, where we lacked sufficient critical mass, in order to focus on our East Coast operations. We are not aware of any case where WAMU has withdrawn from a market because it lacked critical mass.

      *     The geographic focus of both Ahmanson and Great Western has been
                ----------------
California and Florida. Although WAMU has recently become interested in California, it has not attempted to enter Florida and has concentrated on less populous, less industrialized states.

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Six


      *     With respect to capital management, both Ahmanson and Great Western,
                            ------------------
along with most of the banking industry, have implemented stock buy-back programs rather than instituting aggressive loan growth programs. WAMU has instead opted for aggressive loan growth.

      *     In mortgage lending for portfolio, both Ahmanson and Great Western
               ------------------------------
are principally ARM lenders. In contrast, WAMU has a large, fixed rate portfolio, which it apparently intends to increase.

      *     Both Ahmanson and Great Western have deemphasized COFI originations.
                                                              -----------------
WAMU, through ASB, continues to be a major COFI lender.

      *     In business banking, all three companies are developing lending,
               ----------------
deposit and other products. But Ahmanson and Great Western are offering business banking through their respective thrift subsidiaries, while WAMU is operating through a separate company and has not indicated that it will introduce business banking through ASB.

      *     Ahmanson has implemented a new automated mortgage origination
                                                     --------------------
capability (Home Run).  Great Western is developing a similar project.
----------

      * Both Ahmanson and Great Western have management experience in consumer finance. WAMU does not.
----------------

      We do not understand any basis whatsoever for the statement that, because of different business strategies, a merger with Ahmanson would hinder "many of the initiatives implemented by Great Western". What specific initiatives would be hindered? What product lines does Great Western offer that Ahmanson does not and therefore can justify the statement that Ahmanson had a "narrower business strategy with fewer product lines" than Great Western? We do not believe there are any, and, if you think otherwise, we would welcome the opportunity to discuss the issue.

      (vii)  Concerns about cash earnings per share and goodwill.  Analysts,
             ---------------------------------------------------
investors and bank regulators have all accepted cash earnings per share and goodwill in large transactions because accounting conventions affect neither cash flow nor underlying economics. Before you conclude that these are truly legitimate concerns, we believe that you must ask and receive satisfactory answers to the following four questions.

      First, did any independent analyst express concern that Ahmanson was
                     -----------
accounting for the transaction as a purchase or about the level of goodwill? Did any rating agency downgrade Ahmanson?

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Seven


      Second, one of your own advisors, Goldman Sachs, represented Boatmens in its acquisition by NationsBank. Did Goldman Sachs devalue NationsBank's bid (in a controlled auction) because it was incurring substantial goodwill (considerably more than Ahmanson) or relying upon cash earnings per share?
There was no disclosure of any such concern in the Goldman Sachs fairness opinion described in the registration statement for that transaction. The same questions are relevant to Goldman Sachs' fairness opinion to First Interstate in the Wells Fargo merger.

      Third, if the use of purchase accounting, and the resultant increase in goodwill and cash earnings per share, are so negative, then how is it possible to explain the strong market performance of Wells Fargo and NationsBank, both of which have used purchase accounting for a large transaction, focused on cash earnings per share and incurred substantially more goodwill than Ahmanson would in the proposed merger?

      Fourth, and of most relevance, if the use of cash earnings and goodwill are a negative factor, why did the market react so favorably to Ahmanson's own stock following the announcement of its merger proposal to Great Western?

      (viii)  Dividends.  The proxy material notes that Washington Mutual has
              ---------
increased its dividend rate, but fails to note that the pro forma Ahmanson dividend is 5.6% higher than the present Great Western dividend, while the pro forma WAMU dividend is 10% less than the Great Western dividend. Moreover, Ahmanson has made the conscious -- and we believe clearly correct -- decision that it is better to use excess cash to repurchase stock than to pay dividends, because the former strategy is more tax efficient for the stockholders.

      (ix)  Focus on California.  We frankly have far greater confidence in
            -------------------
California and the California economy than your advisors. The California economy is the largest in the nation and the most diversified. California's population is three times greater than the combined population of Oregon, Washington and Utah. We also note that the economies of each of Washington Mutual's other principal states are not diversified and have proven highly susceptible to a downturn in a single industry such as lumber (Oregon) or even a single company such as Boeing (Washington).

      It is instructive to recognize that when WAMU announced its acquisition of American Savings Bank, it heralded the advantages of California over WAMU's existing states of operation, particularly Oregon and Washington. Among the positive factors relating to California then cited by WAMU were the sixth largest economy in the world, solid recent growth in jobs and personal income, and declining unemployment.

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Eight


      (x)  Acquisition experience.  Washington Mutual has substantial
           ----------------------
acquisition experience, but how truly relevant is that experience? Only two of WAMU's acquisitions involved a company which is more than 2% of the size of Great Western and only one of those acquisitions was in California. One of those two acquisitions apparently resulted in a significant interest rate mismatch problem, and the other (the California transaction) is too recent to evaluate its success. Moreover, neither WAMU nor any other financial institution, has before now attempted to grow by 400% in a single year (as WAMU now proposes to do). In contrast, Ahmanson has substantial and proven acquisition experience in the relevant markets.

      We think that one specific development should lead you to consider whether Washington Mutual's purported acquisition expertise is really relevant to this transaction. We understand that WAMU abruptly canceled a series of analyst and investor meetings and was effectively required to remain silent for an entire week because it failed to comply with Securities and Exchange Commission policy. Would a truly expert acquiror have made such a mistake?

      We also believe that certain provisions of the WAMU merger agreement may violate Office of Thrift Supervision policy, which is once again indicative that WAMU lacks true expertise as an acquiror.

      (xi)  Impact on employees.  We appreciate and commend your concern about
            -------------------
the impact on employees. We do not understand, however, how you can meaningfully evaluate the relative impact of a WAMU merger and an Ahmanson merger until you discuss our employee plans with us. We assume that WAMU has made no commitments with respect to Great Western employees because none are listed in the registration statement.

      (xii)  Impact on non-stockholder constituencies.  As you know, Ahmanson
             ----------------------------------------
has made a major commitment to the communities of California, which has been endorsed by the leading California community groups. Likewise, Ahmanson has a commitment to maintaining the Los Angeles area as a major financial center. We again assume that WAMU has made no such commitments because none have been disclosed.

      (xiii)  Regulatory approvals.  We are convinced that Ahmanson can
              --------------------
expeditiously obtain all necessary regulatory approvals. We are also convinced that any independent counsel would readily reach the same conclusion.
         -----------

      (xiv)  Terms of the merger agreement.  Ahmanson is confident that, during
             -----------------------------
the course of negotiations, we can reach agreement on a merger agreement that is substantially similar to the WAMU merger agreement, except for areas (such as the break-up fee, closing conditions and restrictive covenants) which would be more favorable to Great Western than the WAMU merger agreement.

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Nine


      (xv)  Focus on branch acquisitions and divestitures versus "whole bank"
            -----------------------------------------------------------------
deals.  We are puzzled by the focus on this "distinction" because Great Western
-----
has been implementing a program of branch acquisitions and divestitures almost identical to that of Ahmanson. As mentioned, we have both bid on the same branch operations and divested our Florida West Coast branches. Moreover, our acquisition of the Wells Fargo-First Interstate divested operations involves, as your management knows, a complete range of bank products and services. Indeed, the operations we purchased represented far more of a complete banking franchise than WAMU's acquisition of ASB.

      (xvi)  Market positions in California and Florida.  With all due respect,
             ------------------------------------------
we believe that it is inaccurate to suggest that a combined WAMU-Great Western would have the "same market position" in California as a combined Ahmanson-Great Western. Although both would rank third, a combined WAMU-Great Western would be a weak third, continuing to trail Wells Fargo and BankAmerica by a wide margin.
  ----
In contrast, a combined Ahmanson-Great Western would be a strong third, able to
                                                          ------
compete effectively against Wells Fargo and BankAmerica because the market shares are similar. To illustrate this point, a combined Ahmanson-Great Western would rank first or second in 11 California MSAs, while a combined WAMU-Great Western would have such a ranking in only two California MSAs. A combined Ahmanson-Great Western would have a 50% higher market share in both the five and 10 largest MSAs than would a combined WAMU-Great Western. We also note the absence of any mention of the far stronger market position of a combined Great Western-Ahmanson in Florida than a combined Great Western-WAMU.

      (xvii)  Efficiency ratio.  On an "apples to apples" basis, Ahmanson's
              ----------------
efficiency ratio is now the same as, or perhaps superior to, the efficiency ratio of WAMU. We are convinced that, if your advisors would only talk to us, their misconception on this issue could be readily clarified.

      (xviii)  Growth rates.  We regard our relatively flat growth rate in
               ------------
recent years as evidence of our commitment to enhancement of shareholder value, as opposed to a strategy of growth for growth's sake. Ahmanson has refocused its lending on consumers and small business (the same strategy which Great Western has deployed), has reduced costly funding sources, and has shed low margin operations. Ahmanson also made the decision, which is shared by a number of leading banks, to focus on areas of geographic market strength and sell operations where our market position is more limited. As your advisors are also aware, Ahmanson's recent growth rate was influenced by the downturn in the California economy, which has now been reversed.

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Ten


      (xix)  Senior management experience.  We believe that the most relevant
             ----------------------------
criterion for evaluating relative senior management experience is experience in dealing with the markets in which Great Western operates. On that basis, Ahmanson's senior management clearly has more experience. Ahmanson has significant management experience in California, Florida and consumer finance. WAMU has virtually none.

      We note also the statement that "many members of [Ahmanson's current management team] have been hired by Ahmanson within the past year". This is false, and suggests that you should be asking for more careful and detailed reports by your advisors. Only 3 of the 16 most senior executives at Ahmanson were hired during the last year, and each had significant banking experience prior to joining Ahmanson (two with First Interstate in California).

      (xx)  Presentations of financial advisors and unidentified consultant.
            ---------------------------------------------------------------
With all due respect, if your financial advisors and consultant discussed the Washington Mutual proposal with WAMU, how can they make a balanced, relative evaluation of the two offers without discussions with Ahmanson? We would urge the independent directors to consider the opinion of an advisor or consultant who had not previously been hired by management.

      (xxi)  Tax free transaction.  An Ahmanson merger would also be tax free.
             --------------------

      (xxii)  Due diligence investigations regarding WAMU.  We again do not
              -------------------------------------------
understand how you can evaluate this factor until you conduct due diligence on Ahmanson.

      (xxiii)  Potential for cross-marketing.  We do not understand the
               -----------------------------
suggestion that WAMU represents "greater potential for cross-marketing of new products and services." What services and products does WAMU offer that Ahmanson does not?

      (xxiv)  Technological incompatibility.  The suggestions of technological
              -----------------------------
incompatibility between Ahmanson and Great Western and technological compatibility between WAMU and Great Western are greatly exaggerated. For example, we and Great Western both use CPI for mortgage servicing and EDS systems for our consumer lending. We understand Great Western has underway a project to develop or acquire an automated mortgage origination system akin to Ahmanson's Project Home Run. Moreover, we understand that, although WAMU and Great Western use Hogan deposit systems, the two systems are so different due to customization that a conversion would be more like one from a completely unrelated deposit system.

      (xxv)  Exposure to commercial real estate.  We find the purported concern
             ----------------------------------
about Ahmanson's exposure to commercial real estate to be particularly surprising because WAMU's exposure is so much greater. Almost 13% of WAMU's loans consist of commercial real estate loans, while the comparable percentage for Ahmanson is less than 3%.

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Eleven


      (xxvi)  Historical Record.  As you know, Ahmanson and Great Western have
              -----------------
both been attempting to manage through a steep economic downturn and the need to transform our respective organizations into a more "bank-like" profile. Accordingly, the appropriate time for evaluation of Ahmanson and WAMU is not the past. Rather, the evaluation should be made on the basis of present performance.

      (xxvii)  Factors not mentioned in the proxy statement.  There are two
               --------------------------------------------
factors, which we believe are essential to any careful analysis of the two proposals, but are conspicuous by their absence from the proxy statement. Both are fundamental in assessing execution risk. The first is interest rate risk. We believe that WAMU presently has, and is prepared to tolerate, considerably more interest rate risk than Ahmanson. Did your advisors discuss this issue with you? The second is flexibility. The preliminary proxy statement attempts to argue that purchase accounting restricts flexibility. In point of fact, WAMU has hamstrung its strategic flexibility because it is wedded to pooling of interests accounting. Pooling will limit the combined company's ability to repurchase shares if WAMU's extremely aggressive plans for asset growth prove to be illusory. Pooling will also limit WAMU's ability to consider strategic alternatives for Aristar -- a business with which they have no experience.

                             *          *          *

      In conclusion, we would again urge you, in the strongest possible terms, to discuss our proposal with us. Our enhanced offer undeniably provides greater current value to your stockholders and, we believe, clearly superior long term value. We do not understand why your management would seek to foreclose your stockholders from receiving that greater value on the basis of factors which cannot be evaluated unilaterally without any input from us. As the foregoing discussion demonstrates, we believe that a number of the factors you previously considered were based on serious misconceptions.

      We assume that your financial advisors were not prepared to provide a fairness opinion without due diligence discussions with Washington Mutual and your management was not prepared to recommend a merger with WAMU without negotiations with it. How, then, is it possible for your advisors and management to evaluate the relative merits of our two offers without discussions with both parties?

      Board of Directors
      Great Western Financial Corporation
      March 24, 1997
      Page Twelve


      We recognize that you have carefully negotiated your merger agreement with WAMU to enable you to negotiate with us if we provided the higher offer which we have now made. We look forward to hearing from you.


                                          Very truly yours,


                                          /s/ Charles R. Rinehart

                                          Charles R. Rinehart
                                          Chairman of the Board
                                          Chief Executive Officer

THIS DOCUMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF AHMANSON AND, ASSUMING THE CONSUMMATION OF THE PROPOSED MERGER, A COMBINED AHMANSON/GREAT WESTERN FINANCIAL CORPORATION, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND ACCRETION TO CASH EARNINGS AND REPORTED EARNINGS THAT WILL BE REALIZED FROM THE PROPOSED MERGER; (B) THE IMPACT ON REVENUES OF THE PROPOSED MERGER, INCLUDING THE POTENTIAL FOR ENHANCED REVENUES AND THE IMPACT ON REVENUES OF CONSOLIDATION OF RETAIL BRANCHES AND OTHER OPERATIONS AS PLANNED;
(C) AHMANSON'S STOCK PURCHASE PROGRAM; AND (D) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE PROPOSED MERGER. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE PROPOSED MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING THE PROPOSED MERGER ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AHMANSON AND GREAT WESTERN FINANCIAL CORPORATION ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF AHMANSON AFTER THE PROPOSED MERGER IS INCLUDED IN FILINGS BY AHMANSON WITH THE SECURITIES AND EXCHANGE COMMISSION, ("COMMISSION"), INCLUDING A REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE COMMISSION ON FEBRUARY 18, 1997, AS AMENDED, AND THE COMMISSION FILINGS INCORPORATED BY REFERENCE THEREIN. AHMANSON BELIEVES THAT THE INFORMATION REGARDING THE PROPOSED WASHINGTON MUTUAL/GREAT WESTERN MERGER IS SUBJECT TO SIMILAR QUALIFICATIONS AND UNCERTAINTIES. ALTHOUGH THIS DOCUMENT INCLUDES INFORMATION CONCERNING WASHINGTON MUTUAL AND GREAT WESTERN INSOFAR AS IT IS KNOWN OR REASONABLY AVAILABLE TO AHMANSON, AHMANSON DOES NOT HAVE ACCESS TO THE BOOKS AND RECORDS OF EITHER COMPANY. THEREFORE, INFORMATION CONCERNING GREAT WESTERN AND WASHINGTON MUTUAL THAT HAS NOT BEEN MADE PUBLIC IS NOT AVAILABLE TO AHMANSON.
CONSEQUENTLY, WITH RESPECT TO WASHINGTON MUTUAL, GREAT WESTERN AND THEIR PROPOSED MERGER, AHMANSON HAS RELIED ENTIRELY ON PUBLICLY AVAILABLE INFORMATION WITHOUT INDEPENDENT VERIFICATION. MOREOVER, AHMANSON NOTES THAT THE NEED TO RELY SOLELY ON SUCH PUBLICLY AVAILABLE INFORMATION MAY AFFECT THE JUDGMENTS UNDERLYING AN EVALUATION OF THE FINANCIAL AND OTHER PROJECTED INFORMATION DISCUSSED HEREIN.

              SHARES OF GREAT WESTERN FINANCIAL CORPORATION ("GWF")
                  COMMON STOCK HELD BY H.F. AHMANSON & COMPANY
               ("AHMANSON"), ITS DIRECTORS AND EXECUTIVE OFFICERS
            AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF AHMANSON
              AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR
                 CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY
                                 OF THEM AND GWF

            Ahmanson and certain other persons named below may solicit proxies
(a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on a date to be announced (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below are also soliciting consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt non-binding resolutions of stockholders and amendments to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Schulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer), Madeleine
A. Kleiner (Senior Executive Vice President, Chief Administrative Officer and General Counsel), Anne-Drue M. Anderson (Executive Vice President and Treasurer), Tim S. Glassett (First Vice President and Assistant General Counsel), Linda McCall (Senior Vice President and Director of Corporate Taxes), Stephen A. Swartz (Senior Vice President and Director of Investor Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), Mary A. Trigg (Senior Vice President and Director of Public Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Samantha Davies (Vice President of Public Relations), Adrian Rodriguez (Vice President of Public Relations), and Peter Bennett (Assistant Vice President of Public Relations); and the following Nominees: Lawrence A. Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh M. Grant and John E. Merow.

            As of March 25, 1997, Ahmanson is the beneficial owner of 2,344,800 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

            Other than set forth herein, as of March 25, 1997, neither Ahmanson nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

            Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such
Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation.
Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of March 25, 1997, CSFB held a net long position of 5,443 shares of GWF common stock and Montgomery held no shares of GWF common stock.

            Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson who may participate in this solicitation or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.